SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 30, 2003

NBC CAPITAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Mississippi	1-15773	64-0694755
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

NBC Plaza, Starkville, Mississippi	39759
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (601) 343-1341

(Former Name or Former Address, if Changed Since Last Report

ITEM 5.    Other Events and Required FD Disclosure.

On December 30, 2003, NBC Capital Corporation (“NBC”) raised $30 million through the issuance of trust preferred securities. These securities, which currently qualify as Tier 1 capital under applicable Federal Reserve Board regulations, have a 30-year term. The interest rate on the securities float at a fixed spread over 90 day LIBOR and adjusts on a quarterly basis. For the first quarter, the rate will be 4.02%. The securities are callable, in whole or in part, at any quarterly interest payment date after five years. There are also special call provisions if certain conditions arise, including any change in the manner that the Federal Reserve Board treats trust preferred securities for Tier 1 capital adequacy purposes.

The trust preferred securities were issued by a business trust formed as a subsidiary of NBC for the sole purpose of consummating this transaction. The business trust’s only asset is a junior subordinated debenture issued by NBC, which was acquired by the trust using the proceeds from the issuance of the trust preferred securities and common stock. In accordance with FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” NBC will not consolidate the business trust’s assets and liabilities on NBC’s balance sheet. For regulatory reporting and capital adequacy purposes, the Federal Reserve Board has indicated that such preferred securities will continue to constitute Tier 1 capital until further notice.

NBC anticipates that the proceeds of the issuance of these securities will be used to fund a portion of the purchase price for NBC’s proposed acquisition of Enterprise Bancshares, Inc., in Memphis, Tennessee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NBC CAPITAL CORPORATION

By: /s/ Richard T. Haston

Richard T. Haston Executive Vice President, Chief Financial Officer and Treasurer

Dated: January 5, 2004